EXHIBIT 10.1

333 Allerton Ave South San Francisco. CA 94080 PHONE (650) 741-0900 FAX (650) 741-0901 MYOKARDIA.COM

December 2, 2016

June Lee, MD

Dear June,

We are pleased to offer you the position of Chief Operating Officer with MyoKardia, Inc. Your compensation will be $16,041.67, semi-monthly, which is equal to $385,000.00 annualized, payable in accordance with the Company’s standard payroll schedule. This position will report directly to me and is a full-time position. While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company. By signing this letter, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

Cash Compensation: This salary will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time. In addition, the company has a performance-based variable cash bonus program. Subject to an acceptable level of corporate performance , the Board of Directors may approve payment of performance bonuses after the first of next year. If bonuses are paid, your target percentage will be 40% of your salary as the basis for calculating your bonus. Your actual bonus will depend on your own and the company’s performance for the year just completed. Bonuses will be pro-rated for partial years of service and only if you are hired prior to October 1 of the current year.

As part of your offer, we are pleased to offer you a sign-on bonus of $50,000.00. This bonus will be paid in one lump sum within sixty-days of your hire date. This sign-on bonus is taxable, and all regular payroll taxes will be withheld. In the event that you leave MyoKardia within 12 months of your hire date, you will be responsible for reimbursing the company for the entire bonus amount.

Employee Benefits: As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits, including 40l(k) Retirement and Investment Plan and also in ESPP (Employee Stock Purchase Plan) during scheduled enrollment periods. In addition, you will be entitled to 20 days of paid time off in accordance with the Company’s policy. You can also review additional benefit information in the attached MyoKardia Employee Benefits Information Guide 2017.

Stock Options: Subject to the approval of the Compensation Committee, you will be granted an option to purchase 150,000 shares of the Company’s Common Stock. The exercise price per share will be equal to the closing price of the Company’s Common Stock as reported on NASDAQ as of the first trading day of the month following the later of (a) your date of hire or (b) the date of approval by the Compensation Committee . The option will be subject to the terms and conditions applicable to options granted under the Company’s 2015 Stock Option and Incentive Plan (the “Plan”), as described in the Plan and the applicable stock option agreement. You will vest in 25% of the option shares after 12 months of continuous employment , and the balance will vest in equal monthly installments over the next 36 months of continuous employment, as described in the applicable stock option agreement.

June Lee, MD

December 2, 2016

Performance Based Options: Subject to the approval of the Compensation Committee, you will be granted an option to purchase 25,000 shares of the Company’s Common Stock. The exercise price per share will be equal to the closing price of the Company’s Common Stock as reported on NASDAQ as of the first trading day of the month following the later of (a) your date of hire or (b) the date of approval by the Compensation Committee. The option will be subject to the terms and conditions applicable to options granted under the Company’s 2015 Stock Option and Incentive Plan (the “Plan”), as described in the Plan and the applicable stock option agreement. You will vest in accordance with the Performance Milestones outlined in Exhibit C.

Change in Control Benefits: As a senior leader, you will be eligible for the benefits available to members of the Company’s senior management team pursuant to the terms and conditions of the Company’s Change in Control Policy (as the same may be amended from time to time), a copy of which will be made available to you upon request.

Employee Confidentiality and Assignment Agreement: You will be required, as a condition of your employment with the Company, to sign the Company’s standard Employee Confidentiality and Assignment Agreement, a copy of which is attached.

Background Check: The Company may conduct a background or reference check (or both). If so, then you agree to cooperate fully in those procedures, and this offer is subject to the Company’s approving the outcome of those checks, in the discretion of the Company.

Employment Relationship: Employment with the Company is for no specific period of time . Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this letter agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, reporting relationship, compensation and benefits , as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).

Taxes: All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board of Directors related to tax liabilities arising from your compensation.

Interpretation, Amendment and Enforcement: This letter agreement, the Employee Confidentiality and Assignment Agreement and Exhibit A constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company. The terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement or arising out of, related to, or in any way connected with, this letter agreement, your employment with the Company or any other relationship between you and the Company will be governed by California law, excluding laws relating to conflicts or choice of law.

We look forward to working with you, and hope that you will accept our offer to join the Company. You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter agreement and the enclosed Proprietary Information and Inventions Agreement and return these documents to the Human Resources Department to confirm your acceptance no later than December 5, 2016, as this offer, if not accepted, will expire at the close of business on December 5, 2016. As required by law, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States. We would like your official start date to be on or before February 1, 2017.

June Lee, MD

December 2, 2016

If you have any questions, please do not hesitate to contact me at 650-741-7796.

Very truly yours,

/s/ Tassos Gianakakos
Tassos Gianakakos Chief Executive Officer

ACKNOWLEDGMENT AND ACCEPTANCE OF THE TERMS STATED ABOVE:

/s/ June Lee, MD	2/1/16
June Lee, MD	Agreed upon start date

Attachment

Employee Confidentiality and Assignment Agreement

Exhibit A – Prior Inventions

Exhibit B – California Labor Code (reference)

Exhibit C – Performance Option Grant Vesting Milestones

June Lee, MD

December 2, 2016

Exhibit C – Performance Option Grant Vesting Milestones

Vesting to be performance goal driven – linked to key program objectives and shall vest with respect to 25% each of the following:

(a)	upon the Company’s receipt of a designation for Accelerated Approval from the FDA for MYK-461 on or before September 30, 2017;

(b)	upon the Company’s completion of pre-registration studies for MYK-461 (i.e. only one pivotal left), as determined by the Board, on or before June 30, 2018;

(c)	upon the Company’s demonstration of clinical proof-of-mechanism for non-obstructed HCM, as determined by the Board, on or before December 31, 2018; and

(d)	upon the Company’s demonstration of clinical proof-of-concept for DCM- I , as determined by the Board, on or before December 31, 2017.